Exhibit 99.1

Willdan Outlines Strategy and Targets for Continued Growth and Profitability

ANAHEIM, Calif., June 20, 2014 — Willdan Group, Inc. (NASDAQ: WLDN), a leading nationwide provider of value-added professional technical and consulting services, announced today financial targets for the upcoming three-year period based on key strategies that position Willdan for sustained profitable growth. The announcement was made in advance of a series of investor and analyst meetings that Willdan is holding during the weeks of June 16, 2014 and June 23, 2014.

Below are Willdan’s financial targets for the next three years:

•                  Annual contract revenue growth of up to 15% (organic and acquisitive growth combined)

•                  Gross margin of 40% to 45%

•                  Adjusted EBITDA margin of 5% to 10%

•                  Accounts receivable days outstanding of 70 to 75

“Over the past several years, we have diversified our service offerings while expanding our geographic reach,” said Willdan’s Chief Executive Officer Tom Brisbin. “The result has been an upsurge in revenue opportunities across all practice areas and geographic regions, coupled with a reduction in our overall risk profile. These actions have secured a solid foundation for Willdan’s continued profitability and future growth.

The majority of growth will come from our two major business segments - Engineering Services and Energy Efficiency Services — which, in 2013, cumulatively accounted for 83% of our total revenue.  In our Energy Efficiency Services segment we will benefit from our demonstrated track record of implementing successful energy efficiency projects that reduce expenses, energy requirements, and carbon footprint.  In our Engineering Services segment, our team has done an outstanding job of leveraging our capabilities to win services contracts for large, long-term projects that will drive growth and provide better visibility into project backlog,” he added.

“We have also made good headway in diversifying projects and expanding into new geographies with our homeland security and public finance services businesses.  In our Public Finance Services segment, we have focused on exporting our public finance expertise to new end markets and geographies in recent years.  In our Homeland Security Services segment, protection for civil infrastructure and public security measures are high priorities at all levels of the government, creating strong demand for our emergency response training solutions.

Financially, we have made great strides in reducing our operating expenses and accelerating our cash conversion cycle. We remain focused on continuing expense reductions companywide—from managing contract profitably at the project level to renegotiating more favorable leases for buildings and equipment.

We have a strong balance sheet to support organic growth as well as the potential for selective tuck-in acquisitions that could strategically expand our geographic footprint, broaden our service offerings and improve our competitive position,” Brisbin continued.  “All of this gives me confidence that our net income for 2014 will exceed the $2.6 million we reported for 2013 and that we will meet our stated three-year targets for contract revenue growth, gross margin and EBITDA margin.”

As of March 28, 2014, Willdan’s cash and cash equivalents totaled $12.7 million and there was no debt on the balance sheet.  Willdan’s primary sources of liquidity are cash generated from operations and a revolving $7.5 million line of credit with BMO Harris Bank, N.A., which is undrawn as of the same date.

Business Growth Drivers

Key drivers of Willdan’s projected growth include:

An expanding market for energy services: The nation’s large and growing market for energy services is being driven by high energy costs, growing global environmental concerns, increased social awareness, and adoption of green building standards. The public sector must comply with legislated energy reduction mandates, and the private sector is self-imposing sustainability goals and initiatives. All of these factors are driving new opportunities for energy efficiency and green building.  Willdan provides comprehensive energy solutions from front-end consulting and planning through implementation and performance evaluation. As a pioneer in the industry, our energy efficiency services segment has a first-mover advantage and has amassed a significant base of technical expertise and direct experience working on some of the highest profile projects for the nation’s leading utilities, including Con Edison, Southern California Edison and San Diego Gas and Electric, as well as providing direct support for the New York State Energy Research and Development Agency. Willdan serves vertical markets such as data centers, healthcare, lodging, and schools; provides energy reduction plans for large end-user commercial facilities and multi-family residences; and develops and implements cutting-edge cost-effective measures for small businesses.

The accelerating trend toward outsourcing:  Following the economic recession, cities, counties, state and local government agencies became resource constrained from both a human capital and financial perspective.  Uniquely qualified to provide outsourced staffing to public agencies, Willdan is often engaged to staff or manage an entire city department, or provide interim help with plan checks, inspections and permitting in times of peak demand.  In addition to outsourcing, Willdan expects growing opportunities in reviewing and inspecting development plans for its city clients as the residential and commercial real estate markets continue to recover.  For example, Willdan is currently engaged in a large, multi-year contract to serve as the Public Works staff for the city of Elk Grove, California—the largest staff outsourcing project in the state.

Participation in larger and longer-term opportunities:  Willdan is focusing on large-scale, long-term contracts to increase revenue and improve backlog.  In late 2013, Willdan formed and staffed its Infrastructure Division to pursue larger projects, primarily in transportation.  Willdan has been named as a subcontractor on the first design and construction contract of the high-profile California High Speed Rail Program.

Geographic expansion and service diversification:  Willdan has expanded geographically from its historical focus on clients in California and now has offices strategically located in Arizona, California, Colorado, Florida, Illinois, New Jersey, New York, Ohio, Texas, Washington and Washington, DC.  As a result, services provided to clients in California declined from 91% of total contract revenue in 2008 to 68% in 2013.  Additionally, Willdan diversified its end markets to include the private sector, in addition to cities, counties, state and local government agencies, water districts, school districts, universities, and utilities.  Currently, Willdan serves nearly 1,000 clients with approximately 2,000 projects underway.

Pursuing strategic tuck-in acquisitions:  The markets in which Willdan operates are highly fragmented, providing a significant pipeline of potential acquisition candidates.  For example, Willdan completed a successful acquisition in 2008 that enabled it to expand into the energy market.

Leveraging centralized business development to cross-sell our services to existing clients:  Willdan maintains a culture of fostering opportunities across corporate divisions and disciplines. Thus, Willdan has both the potential to and is leveraging its integrated and complementary service segments for cross-selling.  Willdan is well-positioned to capitalize on its established relationships with local and state government agencies, investor-owned and municipal utilities, and private sector commercial and industrial firms throughout the U.S.

Use of Non-GAAP Financial Measures

Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure its operating performance. Willdan defines Adjusted EBITDA as net income (loss) plus net interest expense, income tax expense (benefit), depreciation and amortization, goodwill impairment and other non-recurring income and expense items occurring in such period. Willdan believes Adjusted EBITDA is useful to investors, research analysts, investment bankers and lenders because it removes the impact of certain non-recurring income and expense items from its operational results, which may facilitate comparison of its results from period to period.   Willdan’s definition of Adjusted EBITDA may differ from other companies reporting similarly named measures.  Willdan is unable to include a reconciliation of net income to its targeted Adjusted EBITDA over the next three years without unreasonable efforts due to the high variability and low visibility with respect to the charges which will be excluded from Adjusted EBITDA.  Adjusted EBITDA should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with U.S. GAAP, such as net income.

About Willdan Group, Inc.

Celebrating its 50th year of business, Willdan provides outsourced professional technical and consulting services to public agencies, public and private utilities, and commercial and industrial firms throughout the United States. Willdan benefits from well-established relationships, industry-leading expertise and a solid reputation for delivering projects on time and on budget. The company’s service offerings span a broad set of complementary disciplines that include engineering and planning, energy efficiency and sustainability, financial and economic consulting, and national preparedness. Willdan has crafted this set of integrated services so that, in the face of an evolving environment—whether economic, natural, or built—Willdan can continue to extend the reach and resources of its clients. For additional information, visit Willdan’s website at www.willdan.com.

Forward-Looking Statements.

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to meet its financial targets, expand its existing services or successfully locate and acquire potential acquisition candidates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, a slowdown in the local and regional economies of the states where Willdan conducts business and the loss of or inability to hire additional qualified professionals. Willdan’s business could be affected by a number of other factors, including the risk factors listed from time to time in Willdan’s SEC reports including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 27, 2013. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

Contact:

Willdan Group, Inc.
Stacy McLaughlin
Chief Financial Officer
Tel: 714-940-6300
smclaughlin@willdan.com

or

Investor/Media Contact
Moira Conlon

Financial Profiles, Inc.
Tel: 310-478-2700 x220

mconlon@finprofiles.com